Exhibit 99.n.3.b

Independent Auditors’ Consent

The Board of Directors
Allied Capital Corporation:

We consent to the use of our report dated February 17, 2004, with respect to the senior securities table of Allied Capital Corporation as of December 31, 2003, included herein and to the reference to our firm under the heading “Independent Public Accountants” in the registration statement.

/s/ KPMG LLP

Washington, D.C.
March 16, 2004